                           PLAYBOY ENTERPRISES, INC.

                               CHRISTIE HEFNER
                                 CHAIRMAN AND
                            CHIEF EXECUTIVE OFFICER

                              September 25, 1997

Ms. Helen Isaacson
158 N. Woodland Street
Englewood, NJ 07631


Dear Helen:

It is with great pleasure that I offer you the position of Senior Vice President, Product Marketing for Playboy Enterprises, Inc.

You will be reporting directly to me. You will be domiciled at the Playboy offices in New York, although you will be expected to do such traveling as may be necessary and appropriate for the performance of your duties, especially to Chicago where some of the Product Marketing staff is based.

You will be paid a base salary of $300,000 per year, to be paid on a biweekly basis on our normal payroll dates. In addition, you are entitled to participate in a Board approved incentive plan with a maximum potential of 50% of your base salary based upon divisional and Company performance prorated in '98 based on start date. To offset the bonus you may be forfeiting, you will receive a bonus of $104,000 paid in January half of which ($52,000) is against the '98 incentive payout.

You will be entitled to participate in all fringe benefits made available to Playboy executives. You will also be a member of the Executive Committee of the Company. You will be entitled to four weeks' paid vacation.

You will also be granted an option to purchase 50,000 shares of Playboy's Class B stock and the right to receive up to 10,000 shares of Class B stock under the Company's restricted stock plan, vesting 2,500 shares upon the Company's achieving operating income of $15 million and 7,500 shares on the Company's achieving

680 North Lake Shore Drive
Chicago, Illinois  60611
312-751-8000

September 23, 1997
Helen Isaacson
Page Two


operating income of $20 million according to the terms and conditions of the 1995 Playboy Enterprises, Inc. Stock Incentive Plan.

If you should be terminated at any time not for cause (as defined below), you will be entitled to receive no less than six months guaranteed severance and up to an additional six months if you remain unemployed. "For cause" is defined as conviction of a crime involving dishonesty, fraud or breach of trust, or engaging in conduct materially injurious to Playboy.

You will be entitled to participate in the "parachute plan" that is described on page 14 of Playboy's 1996 proxy statement.

If the above is acceptable, please sign, date and return the enclosed copy of this letter.

Once again, welcome to the Playboy family. I look forward to working with you.


                                       Sincerely,

                                       /s/ Christie Hefner

                                       Christie Hefner


ACCEPTED:

/s/ Helen Isaacson
--------------------------
Helen Isaacson


September 26, 1997
--------------------------
Date

                           PLAYBOY ENTERPRISES, INC.

                                CHRISTIE HEFNER
                                 Chairman and
                            Chief Executive Officer


                              September 26, 1997

Mr. Garry Saunders
1001 Trophy Hills Drive
Las Vegas, NV 89134

Dear Garry:

It is with great pleasure that I offer you, contingent upon further reference checking, the position of President - Gaming for Playboy Enterprises, Inc. reporting directly to me.

You will be paid a base salary of $400,000 per year, to be paid on a biweekly basis on our normal payroll dates. In addition, you are entitled to participate in a Board approved executive incentive plan with an annual maximum potential of 60% of your base salary based upon divisional and Company performance. For FY'98, the bonus will be prorated dependent upon your start date.

You will be a member of the Executive Committee of the Company. You will be entitled to four weeks' paid vacation per calendar year. You will be entitled to participate in any other executive benefits made available to other PEI executives.

You will also be entitled to participation in the Company's Executive 1995 Long-Term Incentive Plan. The long-term incentive plan includes two components: stock options and restricted stock. Your stock option grant of 75,000 Class B options vest in 25% increments over a four year period. The stock price of the options is calculated as the closing price of the Class B stock the day preceding your start date. You will also be entitled to 15,000 shares of Class B restricted stock with accelerated vesting based upon financial performance achievement. Under the restricted stock plan, your first payout of 2500 shares will be earned upon the Company's achievement of $15 million Operating Income and the second traunch of 12,500 shares at $20 million Operating Income. The plan, which was implemented in FY'95, has already

680 North Lake Shore Drive
Chicago, Illinois  60611
312-751-8000

September 26, 1997
Garry Saunders
Page Two

paid out its first two traunches as the initial two targets have been achieved. Our three-year plan projects the achievement of both traunches over the next two years. It is my expectation that once this plan successfully ends, it will be replaced by another similar plan. Garry, as you know, Playboy's future gaming strategy can potentially have a major impact on PEI's stock price.

If you should be terminated at any time not for cause (as defined below) you will be entitled to receive no less than six months guaranteed severance and up to an additional six months if you remain unemployed. "For cause" is defined as conviction of a crime involving dishonesty, fraud or breach of trust, or engaging in conduct materially injurious to Playboy.

You will be entitled to participate in the "parachute plan" that is described in the attached.

I have not attempted to value the profit-sharing plan, the matching 401k plan, deferred compensation plan or discounted employee stock plan but am providing a brief description of these programs:

The 401K plan is a company-matching plan that allows for pre-tax contributions. The Company matches 3.5% on the first 6% of compensation contributed each year. The exact formula is explained in the attachments. Eligibility begins after the first year of employment. There are a number of different investment options to choose from and the plan is administered by Fidelity Investments.

The profit-sharing pool is determined at the end of each fiscal year. Each employees' share is a function of compensation against the total compensation pool of participants.

Last year, the Company implemented an Employee Stock Purchase Plan which allows for the purchase of Playboy Class B stock at a 15% discount (limited to $25,000 or 10% of base salary by the IRS). You would be eligible to participate immediately.

September 26, 1997
Garry Saunders
Page Three

The Deferred Compensation Plan is another investment opportunity for the executive group. It allows senior executives to defer a portion of base (from 5-15%) and variable (up to 50%) compensation as a savings mechanism and to build future financial security. The value of the account is paid out upon retirement over a chosen period of time.

If the above is acceptable, please sign, date and return the enclosed copy of this letter.

Once again, welcome to the Playboy family. I look forward to working with you.

                                   Sincerely,

                                   /s/ Christie Hefner
                                   -----------------------
                                   Christie Hefner



ACCEPTED:

/s/ Garry Saunders
-----------------------
    Garry Saunders

October 3, 1997
-----------------------
Date